Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 4, 2018 (the “Effective Date”) by and between Repro Med Systems, Inc. d/b/a RMS Medical Products, a New York corporation, having its principal place of business at 24 Carpenter Road, Chester NY (the “Company”), and Donald B. Pettigrew (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions set forth herein.

WHEREAS, the relationship between the Company and Executive is one in which the Company reposes special trust and confidence in the Executive.

NOW THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.         Employment and Duties.

(a)        Position. The Company hereby employs Executive as President and Chief Commercial Officer of Company. Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”) and the Board of Directors, shall have the duties, authority and responsibilities customarily held by a person holding the positions of President and Chief Commercial Officer in companies engaged in business similar to Company’s business and of similar size to Company, and shall render such other services as may reasonably be assigned to him from time to time by the CEO and the Board of Directors.

(b)        Duties. Executive agrees that he shall: (i) faithfully and to the best of his ability perform all of the duties that may be required of him pursuant to the terms of this Agreement; (ii) devote substantially all of his business time and attention to the performance of Executive’s duties hereunder; and (iii) not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the CEO.

(c)        Place of Performance. The principal place of Executive’s employment shall be at the Company’s office located in Chester, New York. In addition, Executive may be required to travel elsewhere on Company business.

2.         At-Will Employment. The Company and the Executive agree that the Executive’s employment with the Company is “at-will,” meaning that Executive may terminate his employment at any time for any reason or no reason, and that Company may terminate Executive’s employment at any time for any reason or no reason, subject to the terms, conditions, and obligations set forth in Section 4 of this Agreement.

3.         Compensation and Related Matters.

(a)        Base Salary. The Company shall pay to the Executive an annual base salary of $325,000, less such deductions as are required by law or that Executive may elect in accordance with Company policy and procedure (the “Base Salary”), payable in equal periodic installments in accordance with Company’s customary payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be reviewed at least annually by the Board and may be adjusted (but not decreased) from time to time in the Board’s sole discretion.

(b)        Annual Bonuses. For each audited fiscal year beginning on or after January 1, 2019, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) in accordance with Company policy and procedure for granting of a specified executive bonus, which is equivalent to fifty percent (50%) of Base Salary, based on achievement of objectives which will be set by the Company as part of the annual budget process in the fourth quarter of the preceding year. The Annual Bonus shall be paid by March 15 following the applicable bonus year. The Annual Bonus may be paid on a pro rata basis for partial achievement of these objectives in the sole discretion of the Company. The Annual Bonus shall not be paid if the Executive is terminated for Cause (as defined below).

(c)        Stock Option Grant. Executive shall be provided one-time grant on the Effective Date of one million (1,000,000) non-qualified stock options to purchase shares of the Company’s common stock, pursuant and subject to the Company’s 2015 Stock Option Plan (the “Stock Option Plan”), as amended, with an exercise price equal to the fair market value (as defined in the Stock Option Plan) of the common stock on the Effective Date, subject to vesting as follows:

(i)        Twenty-five percent (25%) as of the one (1) year anniversary of the Effective Date; and

(ii)       Twelve and one-half percent (12.5%) every six (6) months thereafter until fully vested.

Notwithstanding the foregoing, no options shall vest at any time following the giving by the Company or Executive to the other of notice of termination of employment. The shares granted to Executive pursuant hereto shall vest in full upon: (i) termination for “Good Reason” as defined in this Agreement; or termination of Executive’s employment without Cause pursuant to Section 4(a) hereof. To the extent permitted by law, the Company shall include the shares underlying the stock option granted to Executive hereunder on the first Form S-8, if any, that the Company files during the term of Executive’s employment with the Company.

(d)        Expenses. Executive shall receive reimbursement from the Company for all reasonable and documented out-of-pocket expenses incurred by Executive in performing services hereunder. In addition to the foregoing, Company will reimburse Executive in full for expenses incurred in commuting to and from the Company’s office located in Chester, New York for up to twelve (12) months following the Effective Date (the “Commuting Period”). Expenses in excess of $5,000.00, individually or in the aggregate, must be pre-approved by the Company. The Commuting Period may be extended by the mutual agreement of the Company and the Executive. All expenses must be accounted for in accordance with the standard policies and procedures established by the Company for reimbursement of expenses.

(e)        Vacation; Paid Time Off. Executive shall be entitled to five (5) weeks of paid vacation per calendar year (pro-rated according to the Company’s standard policies and procedures related to accrual of vacation and/or paid time off), to be taken at such times and for such periods as shall not interfere with the duties required to be rendered by Executive hereunder. Executive shall not be paid for accrued but unused vacation or paid time off upon termination of Executive’s employment for any reason, unless otherwise required by law.

(f)        Other Benefits. Executive shall be eligible to participate in such insurance, medical, dental, disability, and retirement plans and other programs as may be approved from time to time by the Company for the benefit of its executives (the “Benefit Plans”), except any such Benefit Plans with respect to which Executive voluntarily executes a legally effective waiver. Nothing herein shall affect the Company’s right to amend, modify, or terminate any Benefit Plans at any time for any reason.

(g)        Indemnification and Directors and Officers Liability Insurance. The Company shall indemnify the Executive to the fullest extent permitted by applicable law. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during Executive’s employment and thereafter for the duration of any period in which a civil, equitable, criminal or administrative proceeding may be brought against the Executive, providing coverage to the Executive that is no less favorable to the Executive in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided with respect to periods after the Effective Date to any other present or former senior executive or director of the Company.

4.         Termination.

(a)        Termination by Company. The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below); or (ii) with Cause (as defined below). For purposes of this Agreement, “Cause” shall mean the Company’s good faith determination of: (A) Executive’s engagement in dishonesty or illegal conduct; (B) Executive’s embezzlement, misappropriation or fraud; (C) Executive’s conviction of or plea of guilty or no contest to a felony; (D) Executive’s conduct in furtherance of a hostile work environment or engaged in discrimination in violation of any state or federal anti-harassment or discrimination statute; (E) Executive’s breach of any obligation under this Agreement or any other written agreement between Executive and the Company; or (F) Executive’s knowing and intentional violation of the Company Code of Conduct.

(b)        Without Cause by Executive. Executive may terminate his employment with the Company without Cause by giving Company not less than sixty (60) days’ prior written notice.

(c)        For Good Reason By Executive. Executive may terminate this Agreement at any time for Good Reason.  “Good Reason” shall mean, in each case to the extent not consented by Executive: (i) a breach by the Company of any material provision of this Agreement; or (ii) a material reduction of the Executive’s authority, duties, responsibilities, or a reduction of the Executive’s Base Salary. Notwithstanding the foregoing, no action by the Company shall constitute Good Reason unless and until (A) the Company shall have received, within thirty (30) days of the commencement of the existence of the condition constituting Good Reason, written notice from the Executive alleging that such Good Reason exists and setting forth the basis therefore in reasonable detail; and (B) within thirty (30) days after the receipt of said notice by the Company, the Company shall have failed to cure or correct the circumstances giving rise to such Good Reason.

(d)        Death. Executive’s employment hereunder shall terminate upon his death.

(e)        Disability. The Company may terminate Executive’s employment hereunder if: (i) as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder for a period of 120 consecutive days or a total of 180 days during any 365-day period and is unable to perform the essential duties of the job with or without a reasonable accommodation; and (ii) if within ten (10) days after written notice of termination is given by the Company to Executive (which may occur at or after the end of such period), Executive shall not have returned to the performance of his duties hereunder on a full-time basis. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive his Base Salary as set forth in Section 3(a) of this Agreement until his employment is terminated pursuant to this Section 4(e), provided that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to Executive under disability benefit plans of the Company.

5.         Compensation In The Event Of Termination.

(a)        Earned and Unpaid Compensation. If Executive’s employment is terminated for Cause, the Company shall pay the Executive his full Base Salary earned through the effective date of termination of Executive’s employment (the “Termination Date”), and the Company shall have no further obligations whatsoever to Executive under this Agreement except as expressly provided in this Agreement.

(b)        Severance.  If Executive’s employment is terminated by the Company other than for Cause (and except for termination pursuant to Sections 4(d) or 4(e) above), or by the Executive pursuant to Section 4(c), above, then, subject to his execution of a customary general release of claims in favor of the Company and its affiliates and in addition to any amounts stated in Section 5(a) above, Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s then-current Base Salary, to be paid in accordance with the Company’s normal payroll practices after the Termination Date. Executive shall further be entitled to payment of his Annual Bonus, if earned. For the same twelve (12) month period after the Termination Date, the Company will also pay premiums for Executive’s health insurance as currently enrolled on the Termination Date.

6.         Representations and Warranties of Executive. Executive represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind that would in any way hinder or interfere with his acceptance of, or the full performance of, such employment.

7.         Confidentiality.

(a)        Executive shall keep Confidential Information (as defined below) strictly confidential. Executive shall not at any time, directly or indirectly, disclose or divulge any Confidential Information, except: (i) if required by law, regulation or legal or regulatory process, but only in accordance with Section 7(b) below; or (ii) to his affiliates and his and their respective directors, officers, employees, managing members, general partners, agents and consultants (including attorneys, financial advisors and accountants) (“Representatives”), as applicable, to the extent necessary to permit such Representatives to assist Executive in any Permitted Use (as defined below); provided that Executive shall require each such Representative to be bound by the terms of this Section 7 to the same extent as if they were parties hereto and Executive shall be responsible for any breach of this Section 7 by any of its Representatives.

(b)        If Executive or any of his Representatives is required to disclose any Confidential Information by legal or regulatory process, Executive shall: (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public; (ii) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with the Company, at the Company’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, Executive (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of such person’s counsel, is legally required to be disclosed and, upon the Company’s request, use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c)        “Confidential Information” shall mean all trade secrets, information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Company or its Representatives before or after the date hereof regarding the Company or its clients, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. The term Confidential Information as used herein does not include information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by Executive or any of his Representatives in violation of this Agreement).

(d)        Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information, except for the purposes of performing Executive’s duties and obligations to the Company.

(e)        Upon the termination of Executive’s employment or upon the Company’s request at any time and for any reason, Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in Executive’s possession or control which contain or relate to Confidential Information, as well as all information necessary to access such Confidential Information.

(f)        Notwithstanding the foregoing confidentiality obligations, pursuant to 18 USC § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if such disclosure is made: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, if Executive files a lawsuit claiming retaliation by the Company based on the reporting of a suspected violation of law, Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order.

8.         Non-Competition; Non-Solicitation; Non-Disparagement.

(a)        During Executive’s employment and for the duration of the Restricted Period (as defined below), Executive shall not engage in any Prohibited Activity (as defined below) anywhere in the world. For the purposes of this Agreement: (i) “Restricted Period” shall mean a period of one (1) year after the Termination Date; and (ii) “Prohibited Activity” shall mean the design, development, marketing, sale, re-sale, manufacture or distribution of medical airway suction and home infusion products, or other similar activities, on Executive’s behalf or on behalf of another (including as a shareholder, member, employee, employer, owner, operator, manager, advisor, consultant, agent, partner, joint venturer or investor of another person or entity). Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or other Confidential Information of the Company except as otherwise permitted hereunder.

(b)        During Executive’s employment and for the duration the Restricted Period, Executive shall not, directly or indirectly: (i) solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company; (ii) solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, or instant message), attempt to contact or meet with any (A) existing or prospective customer of the Company for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company, or (B) competitor of the Company for any purpose related to the business or services of the competitor or the Company; or (iii) induce, influence or encourage any existing or prospective customer, supplier or other business partner of the Company for purposes of diverting their business or services from the Company.

(c)        Executive shall not, during Executive’s employment or thereafter, make, publish or communicate to any person any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of the Company, its affiliates or any of their respective officers, directors, managers or employees (acting in their capacity as such).

(d)        Executive acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement and offer employment to Executive under this Agreement. In the event that any covenant contained in this Section 8 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

9.         Assignment of Developments.

(a)        All inventions, modifications, discoveries, designs, developments, improvements, processes, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by Executive, either alone or in conjunction with others, at any place or at any time during his employment, whether or not reduced to writing or practice during such period, which result, in whole or in part, from (i) any services performed directly or indirectly for the Company by Executive or (ii) Executive’s use of the Company’s time, equipment, supplies, facilities or information (collectively, the “Company Developments”) shall be and hereby is the exclusive property of the Company without any further compensation to Executive. In addition, without limiting the generality of the foregoing, all Company Developments which are copyrightable work by Executive are intended to be “work made for hire” as defined in Section 81 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(b)        Executive shall promptly disclose any Company Developments to the Company. If any Company Development is not the property of the Company by operation of law, this Agreement or otherwise, Executive will, and hereby does, without further consideration, assign to the Company all right, title and interest in such Company Development and will reasonably assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Company Development. Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive Executive’s death or incapacity), to act for and on Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent or other intellectual property registrations or filings, or such other similar documents, with the same legal force and effect as if executed by Executive.

10.       Amendment; Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by the parties hereto.  Waiver of any term or condition of this Agreement will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.       Applicable Law; Severability. This Agreement shall be governed by and construed under the laws of the State of New York, exclusive of applicable principles of conflict of laws. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, under the purposes stated in the preceding sentence and with applicable law, and all other terms; and provisions of this Agreement shall remain valid and fully enforceable.

12.       Submission to Jurisdiction: Waiver of Jury Trial.

(a)        ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN EITHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (PROVIDED THE JURISDICTIONAL REQUIREMENTS OF THAT COURT ARE MET), OR THE STATE COURT SITUATED IN CHESTER, NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.       Further Assurances. The Company and the Executive shall each take all actions as may be reasonably necessary or appropriate in furtherance of their respective obligations and covenants set forth in this Agreement, including, without limitation, executing and delivering such additional agreements, certificates, instruments and other documents as may be deemed necessary or appropriate.

14.       Section 409A. Notwithstanding any provision to the contrary in this Agreement, no payment shall be made and no election shall be permitted that would violate the requirements of or cause taxation under Section 409A of the Internal Revenue Code and the Treasury regulations promulgated thereunder.  Further, all provisions in this Agreement shall be interpreted in a manner consistent with Section 409A and guidance related thereto.

15.       Assignability; Third-Party Beneficiary. This Agreement will be binding upon, enforceable by and inure solely to the benefit of, the parties and their respective permitted successors and assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall not be assigned by any party hereto without the prior written consent of the non-assigning parties. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to or will confer upon any person, other than the parties to this Agreement and their respective heirs, successors and assigns, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, transferring all or substantially all of its equity or assets to, or otherwise assigning this Agreement by operation of law to another person or entity without the consent of Executive; provided that, in each case, such other person or entity shall assume this Agreement and all obligations of the Company hereunder. Upon such consolidation, merger, transfer of equity or assets, or assignment by operation of law, and such assumption, the term the “Company as used herein, shall mean such other person or entity and this Agreement shall continue in full force and effect.

16.       Notices. All notices and other communications under this Agreement must be in writing and will be deemed given if delivered personally, faxed, sent by internationally recognized overnight courier, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by electronic mail (without a failed transmission response) to the parties at the following addresses (or at Such other address for a party as such party specifies by like notice):

If to the Company:

Repro Med Systems, Inc. d/b/a RMS Medical Products

24 Carpenter Road

Chester, NY 10918

Attn: Chairman of the Board of Directors

Email: dgoldberger@rmsmedpro.com

If to the Executive:

Donald B. Pettigrew

7871 Engen Loop

Park City, UT  84098

All such notices, consents, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received: (i) if by personal delivery, on the day delivered; (ii) if by certified or registered mail, on the earlier of the date of receipt and the third business day after the mailing thereof; (iii) if by next-day or overnight mail or delivery service such as Federal Express or UPS, on the day delivered; or (iv) if by fax or electronic mail, on the day on which such fax or electronic mail was sent, provided that a copy is also sent by certified or registered mail or by next-day Or overnight mail or delivery service such as Federal Express or UPS.

17.       Survival. This Agreement shall terminate upon termination of Executive’s employment as provided herein; provided, however, that the provisions of Sections 7, 8, and 9 shall survive termination of this Agreement.

18.       Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

19.       Electronic Execution and Delivery. The parties may execute and deliver this Agreement by facsimile, electronic mail of a .PDF, or other electronic means under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

20.       Entire Agreement: Termination of Prior Consulting Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, including without limitation any prior consulting agreement but excluding any separate confidentiality and/or Assignment of inventions agreement Executive may have previously signed.

IN WITNESS WHEREOF, the Executive and an authorized representative of the Company have executed this Agreement as of the Effective Date.

EXECUTIVE:

s/ Donald B. Pettigrew

Donald B. Pettigrew

COMPANY:

Repro Med Systems, Inc. d/b/a RMS Medical Products

By: s/ Dan Goldberger

Name: Dan Goldberger

Title: Chairman